EXHIBIT 99

FOR IMMEDIATE RELEASE

AT THE COMPANY	FRB / WEBER SHANDWICK
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS
FOR FISCAL YEAR 2005 THIRD QUARTER

MURRYSVILLE, Pa., April 21, 2005 - RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and nine months ended March 31, 2005.

FINANCIAL RESULTS

Three Months Ended March 31, 2005

Net sales for the third quarter totaled $236.5 million, up 20 percent over the $196.7 million achieved in the third quarter a year ago. Current year revenues include approximately $2.2 million in sales of non-invasive ventilation devices for hospital and pre-hospital settings and other respiratory care products from Caradyne Limited (“Caradyne”), which was acquired on February 27, 2004, plus incremental revenues of approximately $7.4 million contributed by Profile Therapeutics plc (“Profile”), which the Company acquired on July 1, 2004. Changes in foreign currency exchange rates had less than a 1 percent positive impact on revenues during the current year’s third quarter.

Domestic revenues increased 15 percent from $146.5 million in the third quarter a year ago to $167.9 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $18.3 million, or 23 percent in domestic sleep therapy products. The Company also posted strong gains in sales of sleep diagnostic products led by the successful introduction of the Alice® 5 sleep diagnostic system. Additionally, the Company’s Children’s Medical Ventures revenues increased by $1.8 million, or 16 percent, versus the prior year. In the domestic Hospital Division, revenues increased by 1 percent versus the prior year. Hospital division revenues were negatively impacted by a change the Company initiated related to the distribution of its BiPAP® Vision® Non-invasive Ventilation system. The Company stated that effective July 1, 2005, it will be moving from distributor-based sales to a direct-sales model for its flagship Vision® unit. The Company estimates that organic revenue growth of hospital therapeutic products, including the Vision ventilator, would have been approximately 23 percent on a year-over-year basis excluding the impact of this change in distribution.

International revenues totaled $68.5 million for the third quarter, a 37 percent increase over the $50.2 million reported a year ago. International growth was driven by 26 percent growth in sleep therapy and strong performance in the Company’s home ventilation product line, which increased 49 percent versus the prior year. Additionally, international hospital revenues increased by 25 percent year-over-year. The Company’s investments in the international marketplace in the form of both acquisitions and the addition of local sales and marketing personnel in key markets has resulted in accelerated international growth. International revenues include $0.8 million from sales of Caradyne products and approximately $6.3 million of incremental revenues generated by Profile in the international marketplace.

Net income for the current quarter was $24.4 million, or $0.67 per diluted share, including restructuring and acquisition-related expenses described below totaling $0.2 million on a pre-tax basis or less than $0.01 per share after tax. Restructuring and acquisition-related expenses for the current quarter included a credit of $0.8 million resulting from expanded utilization of a facility that was part of a previous restructuring action. Net income for the prior year third quarter was $18.3 million, or $0.51 per diluted share, including restructuring and acquisition-related expenses totaling $2.9 million on a pre-tax basis or approximately $0.05 per share after tax. Excluding the impact of these charges, net income for the current quarter was $24.5 million, a 23 percent increase over the $20.0 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $0.67 for the current quarter compared to $0.56 reported a year ago, an increase of 20 percent. The improved earnings for the third quarter are primarily the result of sales and operating margin increases versus the prior year.

Restructuring and acquisition-related expenses incurred during the quarter ended March 31, 2005 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility as well as charges associated with the acquisition of Profile. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

During the third quarter, the Company made the decision to repatriate earnings from certain foreign subsidiaries to take advantage of a temporary incentive under the American Jobs Creation Act of 2004 to repatriate foreign earnings at reduced income tax rates. The repatriation of these earnings and other items resulted in a higher than normal effective tax rate of 40 percent for the quarter. Bringing these funds to the United States provides the Company with increased flexibility in the use of cash to further its strategic objectives.

Nine Months Ended March 31, 2005

For the nine-month period ending March 31, 2005, net sales increased to $661.9 million, a 20 percent increase compared to $553.1 million from last year’s comparable nine-month period. Net income for the nine-month period ended March 31, 2005 was $59.7 million, or $1.65 per diluted share, including restructuring and acquisition-related expenses totaling $4.6 million on a pre-tax basis or approximately $0.08 per share after-tax. Excluding the impact of these charges, net income on a year-to-date basis was $62.5 million, a 23 percent increase over the $50.8 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $1.73 for the current nine-month period compared to $1.44 reported a year ago.

COMMENTS FROM MANAGEMENT

Quarterly Results

John Miclot, President and Chief Executive Officer of Respironics, commented, “I am very pleased to be announcing another quarter of record financial results which is a continuation of our commitment to meeting or exceeding our revenue and earnings growth objectives. We have continued to successfully implement our strategy of focusing on our core growth drivers while expanding into new areas of the sleep and respiratory markets. Our performance in this year’s third quarter further demonstrates our leadership in the sleep apnea marketplace with 23 percent growth domestically and 26 percent growth internationally. These results reflect the continued success of our technology combined with our solutions selling approach. Growing awareness of both the consequences of untreated obstructive sleep apnea and the benefits of positive airway pressure therapy bode well for continued strength in this marketplace. During the current quarter we experienced strong demand for our devices, lead by continued adoption of C-flex™, Bi-flex™, as well as our various patient interfaces,” he noted.

“Our non-invasive ventilation products continued to experience strong end-customer demand,” Miclot stated. “Our hospital business has continued to gain critical mass, and we are now positioned to optimize our sales channel and leverage our direct sales force. Accordingly, we reached agreement with our primary hospital distributor to sell our Vision product directly to hospital customers. As a result of this decision, we have provided our distributor customer the right to return inventory that they have not re-sold by June 30, 2005. The one-time revenue impact of this change is reflected in our hospital therapeutic revenues this quarter. We believe that by moving to a direct sales model, we will significantly enhance both our presence in this space and our ability to sell our Total Ventilation Solution to the hospital marketplace,” he concluded.

“We continue to be positive in our outlook regarding growth opportunities for our Children’s Medical Ventures unit,” Miclot added. “Our innovative technologies in the area of bilirubin monitoring and treatment as well as our infant monitoring and developmental care products and services continue to positively differentiate Respironics in this area. We look forward to the full introduction over the next several quarters of our NeoPAP™ product designed to non-invasively augment the ventilation of premature infants. We believe this product will be an excellent addition to our strong product portfolio for the neonatal intensive care unit,” he concluded.

“Our international revenue growth continues to be a key driver of the Company’s financial performance,” Miclot noted. “We are experiencing success in the European and Asia-Pacific regions with our OSA and ventilation product portfolios, and we believe that the international sleep and respiratory markets continue to have significant growth potential. Our international sales represented approximately 29% of our consolidated revenues, consistent with our strategy to increase our international presence,” he reported.

Commenting on the Company’s activities in the area of research and development and business development, Miclot stated, “Our Company is currently in a very active phase of new product development and introduction. We recently introduced the new Comfort Curve™ mask featured at the Medtrade West trade show and we will be introducing a new family of CPAP devices as well as new patient interface devices during fiscal year 2006. We continue to broaden the application of our C-Flex™ technology with the rollout of our new Auto-C-Flex™ unit. Additionally, we are in the process of launching the home-based version of our new portable volume ventilator, the PLV® Continuum™. In our Respiratory Drug Delivery division, we continue to engage in active dialogue with potential pharmaceutical partners interested in utilizing our Adaptive Aerosol Delivery (AAD) technology for administering their drugs via the respiratory channel. An important step in achieving success in this area is obtaining reimbursement. In response to our request related to our Prodose® AAD system, CMS has recently added a temporary HCPCS code for controlled dose inhalation systems. This is the first step in obtaining a permanent code which ultimately would provide specific reimbursement amounts. Our new products reflect the Company’s ongoing commitment to meeting patients’ clinical needs while focusing on comfort, compliance and ease of use. Consistent with our strategy, our investments in research and development are reaching beyond our current core growth markets and into the new areas of sleep and respiratory that we are currently exploring. On the acquisition front, as previously announced, we acquired Mini Mitter on April 4, 2005. This acquisition is aimed specifically at growing our business in the broader sleep market. In the area of business development, we remain very active in developing relationships to support our strategic expansion initiatives,” Miclot added.

The Company also performed well in terms of cash generation and continued to make strategic investments. Cash provided from operations was $49.7 million for the third quarter, and overall cash balances increased by $45.0 million to reach $223.2 million at March 31, 2005. Days sales outstanding for accounts receivable were 57 days for the quarter,” Miclot stated. The Company also noted that on March 22, 2005, it purchased a 138,000 square foot facility near its current Murrysville, Pennsylvania campus. This facility, which was acquired for a purchase price of approximately $5.5 million, will provide cost effective expansion capabilities to sustain the growth in the Company’s homecare division. After completing renovations, the Company expects to occupy the new facility in calendar year 2006.

OUTLOOK

For fiscal year 2005, the Company is comfortable with earnings per share estimates (exclusive of the non-recurring items described below) of approximately $2.41 to $2.43 on a pre-split basis (or approximately $1.20 to $1.22 on a post-split basis) and revenue expectations of approximately $895 million to $900 million. Earnings per share estimates for the quarter ending June 30, 2005 are in the range of $0.68 to $0.70 on a pre-split basis (or approximately $0.34 to $0.35 on a post-split basis).

This earnings per share outlook does not include the impact of restructuring and acquisition-related expenses resulting primarily from the Company’s completion of the previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility and the integration of Profile and Mini-Mitter. During the fourth quarter, the Company expects total restructuring and acquisition-related expenses to be approximately $1.0 million on a pre-tax basis, or $0.02 per share after tax on a pre-split basis (or $0.01 on a post-split basis), associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in over 125 countries and employs more than 3,500 associates worldwide. Further information can be found on the Company’s Web site: http://www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	3/31/05	3/31/04	3/31/05	3/31/04

Sales	$236,488	$196,732	$661,854	$553,108
Gross profit	130,236	106,486	360,388	292,022
Restructuring and acquisition-related expenses (1)	203	2,885	4,629	8,775
Income before income taxes	40,375	30,464	96,522	73,292
Net income	24,410	18,294	59,670	45,345
Basic earnings per share	0.68	0.53	1.69	1.33
Diluted earnings per share	0.67	0.51	1.65	1.29
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.67	0.56	1.73	1.44
Basic shares outstanding	35,637	34,530	35,334	34,222
Diluted shares outstanding	36,331	35,524	36,078	35,158

(1)	- See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Nine months ended
	3/31/05	3/31/04	3/31/05	3/31/04
Domestic Homecare	$140,467	$119,370	$395,506	$342,658
Domestic Hospital	27,476	27,170	74,675	69,538
International	68,545	50,192	191,673	140,912
Total	$236,488	$196,732	$661,854	$553,108

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	3/31/05	6/30/04
Cash	$223,237	$192,446
Trade accounts receivable	149,844	140,634
Inventory	96,196	85,539
Other current assets	40,269	33,994
Total current assets	509,546	452,613
Property, plant and equipment (net)	124,193	111,057
Other assets, including goodwill	205,011	147,469
Total assets	$838,750	$711,139

Current liabilities	$185,158	$151,581
Long-term obligations	29,794	26,897
Other non-current liabilities	20,391	13,608
Shareholders’ equity	603,407	519,053
Total liabilities and shareholders’ equity	$838,750	$711,139

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Nine Months Ended
	3/31/05	3/31/04	3/31/05	3/31/04
GAAP net income	$24,410	$18,294	$59,670	$45,345
Restructuring and acquisition-related expenses, net of tax	82	1,683	2,862	5,421
Net income, excluding the impact of restructuring and acquisition-related expenses	$24,492	$19,977	$62,531	$50,767

Diluted shares outstanding	36,331	35,524	36,078	35,158

Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.67	$0.56	$1.73	$1.44

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Nine months ended
	3/31/05	3/31/04	3/31/05	3/31/04
Restructuring charges associated with facility changes	$(162)	$2,885	$3,173	$8,775
Acquisition-related integration expenses	365	—	1,456	—
Total	$203	$2,885	$4,629	$8,775

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidation) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.